EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 9, 2010, with respect to the consolidated financial statements and schedule included in the Current Report of Icahn Enterprises L.P. on Form 8-K filed with the Securities and Exchange Commission on June 9, 2010, which is incorporated by reference in this Registration Statement and Prospectus.  We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York
December 3, 2010